                             AGREEMENT OF MERGER OF
                         EXCITE ACQUISITION CORPORATION,
                             A DELAWARE CORPORATION,
                                  WITH AND INTO
                            THE MCKINLEY GROUP, INC.,
                             A DELAWARE CORPORATION


         This Agreement of Merger (this "Agreement") is entered into as of August 30, 1996 by and between Excite Acquisition Corporation, a Delaware corporation ("Sub") and a wholly-owned subsidiary of Excite, Inc., a California corporation ("Excite"), and The McKinley Group, Inc., a Delaware corporation ("McKinley").

                                    RECITALS

         A. Excite, Sub and McKinley have entered into an Agreement and Plan of Reorganization, dated as of August 7, 1996 (the "Plan"), providing for certain representations, warranties and agreements in connection with the transactions contemplated thereby and hereby and for the merger of Sub with and into McKinley (the "Merger"), in accordance with the Delaware General Corporation Law (the "Delaware Law"). All capitalized terms not herein defined shall have the meaning ascribed to them in the Plan.

         B. The Boards of Directors of Excite, Sub and McKinley have determined it to be advisable and in the respective best interests of Excite, Sub and McKinley and their respective stockholders that Sub be merged with and into McKinley so that McKinley will be the surviving corporation of the Merger.

         C. The Plan, this Agreement and the Merger have been approved by Excite, as the sole stockholder of Sub, and by the stockholders of McKinley, in accordance with the Delaware Law.

         NOW, THEREFORE, Sub and McKinley hereby agree as follows:

1.       THE MERGER

         At the time of the filing of this Agreement (together with the Officers' Certificates attached hereto) with the Secretary of State of the State of Delaware (the "Effective Time"), Sub will be merged with and into McKinley, and McKinley shall continue as the surviving corporation (following the Merger, McKinley is hereinafter sometimes referred to as the "Surviving Corporation"), pursuant to the terms and conditions of this Agreement and in accordance with applicable provisions of Delaware law as follows:

         1.1 CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of McKinley shall be amended and restated in its entirety to be the same as the Certificate of Incorporation of Sub
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and shall be the Certificate of Incorporation of the Surviving Corporation, a
copy of which is attached as Exhibit A hereto.

         1.2 BYLAWS. The Bylaws of McKinley shall be amended and restated in their entirety to be the same as the Bylaws of Sub and shall be the Bylaws of the Surviving Corporation. The Bylaws of the Surviving Corporation thereafter may be amended in accordance with their terms, the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware Law.

         1.3 CONVERSION OF SHARES OF SERIES A COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of McKinley, each issued and outstanding share of McKinley's Series A Common Stock (the "Series A Common Shares") (other than any shares held by persons exercising dissenters' rights in accordance with Section 262 of the Delaware Law (" Series A Dissenting Shares")) shall be converted into the right to receive, subject to the provisions of Section 1.1.1 of the Plan, .0817633 (the "Common A Applicable Fraction") shares of fully paid and nonassessable Common Stock of Excite.

         1.4 CONVERSION OF SHARES OF SERIES B COMMON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of McKinley, each issued and outstanding share of McKinley's Series B Common Stock (the "Series B Common Shares") (other than any shares held by persons exercising dissenters' rights in accordance with Section 262 of the Delaware Law ("Series B Dissenting Shares")) shall be converted into the right to receive, subject to the provisions of Section 1.1.1 of the Plan, .2452899 (the "Common B Applicable Fraction") shares of fully paid and nonassessable Common Stock of Excite (which together with the shares of Excite Common Stock into which the McKinley Series A Common Stock is convertible are referred to herein as the "Conversion Shares"). In addition, the holders of shares of McKinley Series B Common Stock shall be entitled to that number of shares of Excite Common Stock equal to the (x) aggregate liquidation preference of the shares of McKinley Series B Common Stock held by them (determined in accordance with the Certificate of Incorporation of McKinley) divided, by (y) the fair market value of a share of Excite Common Stock (determined in accordance with the Certificate of Incorporation of McKinley, unless otherwise agreed by the holders of McKinley B Common).

         1.5 ASSUMPTION OF CONVERTIBLE SECURITIES. At the Effective Time, each option, warrant or note that is exercisable for, or convertible into, shares of McKinley Series A Common Stock (each, a "Convertible Security") and that is outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any holder thereof, be assumed by Excite and become exercisable for, or convertible into, the number of shares of Excite Common Stock that equals the number of shares of McKinley Series A Common Stock subject to such Convertible Security multiplied by the Common A Applicable Fraction. The purchase price per share of Excite Common Stock issuable upon exercise or conversion of each such Convertible Security will be equal to the exercise price of the Convertible Security divided by the Common A Applicable Fraction. All other terms of each Convertible Security will remain unchanged.

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         1.6 FRACTIONAL SHARES. No fraction of a Conversion Share will be issued by virtue of the Merger, but in lieu thereof each holder of shares of McKinley Common Stock (excluding holders of warrants and notes exercisable for, or convertible into, shares of McKinley Common Stock) who would otherwise be entitled to a fraction of a Conversion Share (after aggregating all fractional Conversion Shares to be received by such holder) shall receive from Excite an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the price of a share of Excite's Common Stock determined pursuant to Section
1.1.1 of the Plan or $14.14, multiplied by (ii) the fraction of a Conversion Share to which each such holder would otherwise be entitled.

         1.7 DIRECTORS. All of the directors of McKinley will resign and Excite shall appoint new directors.

         1.8 ESCROW. Of the aggregate number of Conversion Shares issuable by virtue of the Merger to a stockholder, Excite shall deposit in escrow a number of Conversion Shares equal to ten percent (10%) of the total number of Conversion Shares issuable by virtue of the Merger to such stockholder (the "Escrowed Shares"), pursuant to the terms of a separate Escrow Agreement.

         1.9 NO FURTHER TRANSFER. At the Effective Time, the stock transfer books of McKinley shall be closed and no transfer of McKinley Shares shall thereafter be made.

         1.10 DISSENTERS' RIGHTS. Holders of Dissenting Shares who have complied with all requirements for perfecting the rights of dissenting shareholders as set forth in Section 262 of the Delaware Law and Chapter 13 of the General Corporation Law of the State of California (the "California Law") shall be entitled to their rights under the Delaware Law and the California Law.

         1.11 SURVIVING CORPORATION. The McKinley Group, Inc., a Delaware corporation, will be the surviving corporation of the Merger.

2.       SURRENDER OF CERTIFICATES

         2.1 SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES. As soon as practicable after the Effective Time, each holder of a certificate or certificates representing shares of McKinley Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall surrender, or authorize the surrender of, such certificate(s) to Excite's transfer agent. Thereupon, each such holder shall be entitled to receive in exchange therefor the number of shares of Excite's Common Stock represented by such certificate(s). Excite's transfer agent shall issue to McKinley's stockholders certificates for the shares of Excite Common Stock issuable to McKinley's stockholders in the Merger as soon as practicable following such surrender. Each certificate which immediately before the Effective Time evidenced shares of McKinley Common Stock shall, from and after the Effective Time until such certificate is surrendered to Excite, or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described above; provided, however, that until such certificate is so surrendered by the holder thereof, no dividend or other distribution payable to such holder after the Effective Time shall be paid in respect of such certificates.

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3.       TERMINATION AND AMENDMENT

         3.1 TERMINATION. Notwithstanding the approval of this Agreement by the stockholders of Sub and McKinley, this Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of Sub and McKinley, and will terminate in the event the Plan is terminated in accordance with its terms. In the event of the termination of this Agreement as provided above, this Agreement will forthwith become void and there will be no liability on the part of either Excite, Sub and McKinley or their respective officers and directors, except as otherwise provided in the Plan.

         3.2 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

4.       MISCELLANEOUS

         4.1 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement.

         4.2 PLAN. The Plan and this Agreement are intended to be construed together in order to effectuate their purposes.

         4.3 ASSIGNMENT; BINDING UPON SUCCESSORS AND ASSIGNS. Neither party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         4.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (irrespective of its choice of law principles).

         4.5 FURTHER ASSIGNMENTS. After the Effective Time, McKinley and its officers and directors may execute and deliver such deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to McKinley's property or rights in Excite or Sub and otherwise to carry out the purposes of the Plan, in the name of Excite or Sub or otherwise.

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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.


THE MCKINLEY GROUP, INC.


By: /s/ Daniel Lynch                              By: /s/ Isabel Maxwell
    -------------------------------------             --------------------------
    Daniel Lynch, Chief Executive Officer             Isabel Maxwell, Secretary



EXCITE ACQUISITION CORPORATION


By: /s/ George Bell                               By: /s/ Richard Redding
    --------------------------------------            --------------------------
    George Bell, President                            Richard Redding, Secretary






                      SIGNATURE PAGE TO AGREEMENT OF MERGER

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                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                         CERTIFICATE OF INCORPORATION OF
                            THE MCKINLEY GROUP, INC.


                                    ARTICLE I

         The name of the corporation is The McKinley Group, Inc.


                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 1013 Centre Road, City of Wilmington, County of New Castle, 19805. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.


                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                   ARTICLE IV

         The total number of shares of stock which the corporation has authority to issue is 1,000 shares, all of which shall be Common Stock, $0.001 par value per share.


                                    ARTICLE V

         The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

                                   ARTICLE VI

         Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.


                                   ARTICLE VII

         To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.